EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No.  333-267327 on Form S-6 of our report dated October 3, 2022, relating to the statements of financial condition, including the portfolios of investments of Morgan Stanley Portfolios, Series 61, comprising Quality Dividend Strategy, Series 6 and Growth at a Reasonable Price Strategy, Series 2, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
October 3, 2022